EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator of the
  Windstream 401(k) Plan
We hereby consent to the incorporation by reference in Windstream Corporation’s Registration Statement on Form S-8 (333-135849) of our report dated June 18, 2007 with respect to the statement of net assets available for benefits of the Windstream 401(k) Plan as of December 31, 2006, the related statement of changes in net assets for benefits for the period from inception (July 1, 2006) to December 31, 2006 and the related supplemental schedule as of December 31, 2006 which are included in the December 31, 2006 annual report (Form 11-K) of the Windstream 401(k) Plan.
/s/ Moore Stephens Frost
Certified Public Accountants
Little Rock, Arkansas
June 20, 2007